Exhibit 2.2
EXECUTION VERSION

DATED 16 NOVEMBER 2015

LIBERTY GLOBAL PLC

and

CABLE & WIRELESS COMMUNICATIONS PLC

___________________________________________
CO-OPERATION AGREEMENT
___________________________________________

Slaughter and May
One Bunhill Row
London
EC1Y 8YY
(ADJ/CVKB/RQD)
532014952

2

CONTENTS
1.Interpretation    1
2.Publication of the Announcement and the terms of the Acquisition    12
3.Conditions    13
4.Liberty Global General Meeting    16
5.Scheme Document    19
6.Implementation of the Scheme    19
7.Switching to an Offer    20
8.Preparation of Proxy Statement and Prospectus and Compliance with the Exchange Act    21
9.Employee-related matters    24
10.Directors’ and officers’ insurance    24
11.Break Payment    25
12.Liberty Global reimbursement obligations    26
13.Conduct of Business    27
14.Code and Listing Rules    28
15.Termination    29
16.Warranties    30
17.Notices    30
18.Remedies and waivers    32
19.Variation    33
20.Invalidity    33
21.Entire agreement    33
22.Language    34
23.Contracts (Rights of Third Parties) Act 1999    34

3

24.Assignment    34
25.Costs and expenses    34
26.Further assurance    34
27.Counterparts    34
28.Governing law and jurisdiction    35
SCHEDULE Employee-related Matters38

THIS AGREEMENT is entered into on 16 November 2015
BETWEEN:

1.
LIBERTY GLOBAL PLC, a public limited company incorporated in England and Wales with its registered address at Griffin House, 161 Hammersmith Road, London, W6 8BS, United Kingdom and company number 08379990 (“Liberty Global”); and

2.
CABLE & WIRELESS COMMUNICATIONS PLC, a public limited company incorporated in England and Wales with its registered address at 62 – 65 Chandos Place, London, WC2N 4HG, United Kingdom and company number 07130199 (“CWC”), together referred to as the “parties” and each as a “party” to this Agreement.
WHEREAS:

(A)	Liberty Global intends to announce a firm intention to effect the Transaction.

(B)
It is intended that the Transaction will be effected by means of a two-step, integrated process consisting of the Scheme followed by the Merger, but Liberty Global reserves the right, as set out in Clause 7.1 of this Agreement, to elect to effect the Transaction by means of a two-step, integrated process consisting of the Offer followed by the Merger.

(C)
The Scheme followed by the Merger (or the Offer followed by the Merger) is intended to constitute a single, integrated transaction that qualifies as a reorganisation for US federal income tax purposes, with the exchange of stock by US CWC Shareholders eligible for non-recognition treatment under US tax rules.

(D)	The parties have agreed to take certain steps to effect the completion of the Transaction and wish to enter into this Agreement to record their respective obligations relating to such matters.
IT IS AGREED AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement, the following words and expressions have the meanings given below:

“Acceptance Condition”	means the acceptance condition to the Offer, as specified in Clause 7.2;
“Acquisition”
means the proposed recommended acquisition of the entire issued and to be issued share capital of CWC by means of the Scheme (or Offer, as the case may be), on the terms and subject to the conditions set out in the Announcement and to be set out in the Scheme Document;

“Act”	means the Companies Act 2006;
“Agreed Switch”	has the meaning given in Clause 7.1(i);
“Agreement”	means this agreement, together with its Schedules;
“Announcement”	means the agreed form announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code;
“Board Recommendation”	means the unanimous and unconditional recommendation of the board of directors of CWC to the CWC Shareholders to vote in favour of the Scheme or accept the Offer (as the case may be);
“Break Payment”	means $50,000,000 (such amount being exclusive of VAT, if any);
“Business Day”	means a day (other than a Saturday, Sunday or public or bank holiday in the UK or New York) when banks are generally open for business in London and New York;
“Clean Team Agreement”	means the Clean Team Confidentiality Agreement dated 22 October 2015, entered into between CWC and Liberty Global;
“Clearance”
means any approval, consent, clearance, permission, confirmation, comfort letter and waiver that may need to be obtained and any waiting period that may need to have expired, from or under any of the Laws, regulations or practices applied by any Relevant Authority (or under any agreement or arrangement to which any Relevant Authority is a party) in connection with the implementation of the Acquisition, and any reference to a Clearance having been “satisfied” shall be construed as meaning that the foregoing have been obtained, or, where appropriate, made or expired;

“Code”	means the City Code on Takeovers and Mergers as issued from time to time by or on behalf of the Panel;
“Columbus FCC Licences”	the submarine cable landing licences and international Section 214 authorisations issued by the FCC and held by subsidiaries of Columbus New Cayman Limited;
“Conditions”	means:

(i)    for so long as the Transaction is being implemented by means of a two-step, integrated process consisting of the Scheme followed by the Merger, the conditions of the Acquisition (including the Scheme Conditions) as set out in Appendix I to the Announcement and to be set out in the Scheme Document, as may be amended at the request of Liberty Global with the consent of the Panel (and, for so long as the Scheme is unanimously and unconditionally recommended by the board of directors of CWC, with the consent of CWC); or

(ii)    for so long as the Transaction is being implemented means of a two-step, integrated process consisting of the Offer followed by the Merger, the conditions referred to in (i) above, as amended by replacing the Scheme Conditions with the Acceptance Condition and by including a condition that the Form S-4 has been declared effective by the SEC and as may be further amended by Liberty Global with the consent of the Panel (and, in the case of an Agreed Switch or a Recommended Switch, the consent of CWC), and “Condition” shall be construed accordingly;

“Consideration”	means the consideration payable to holders of CWC Shares pursuant to the terms of the Acquisition and as set out in the Announcement;
“Court”	means the High Court of Justice in England and Wales;
“Court Meeting”
means the meeting of the holders of those Scheme Shares which are in issue as at the Scheme Voting Record Time (and any adjournment thereof) to be convened pursuant to section 896 of the Act for the purpose of considering, and, if thought fit, approving (with or without modification), the Scheme;

“Cross-Border Merger Regulations”	the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) and Part 3A of Title 7 of Book 2 of the Dutch Civil Code;
“CWC FCC Licences”	the submarine cable landing licence(s) and international Section 214 authorisation(s) issued by the FCC and held by subsidiaries of CWC;
“CWC General Meeting”
means the general meeting of the shareholders of CWC (and any adjournment thereof) to be convened in connection with the Scheme for the purpose of considering, and, if thought fit, approving, the CWC Resolutions;

“CWC Group”	means CWC, its subsidiaries and its subsidiary undertakings from time to time and “member of the CWC Group” shall be construed accordingly;
“CWC Meetings”	means the Court Meeting and the CWC General Meeting;
“CWC Resolutions”	means the resolutions to be proposed at the CWC General Meeting as set out in the notice of the CWC General Meeting;
“CWC Share Plans”
means the 2011 Performance Share Plan, the Restricted Share Plan 2010, the 2011 Deferred Bonus Plan and the Columbus Equity Incentive Plan and the All-Employee Share Purchase Plan, each as set out in the Schedule (Employee-related Matters);

“CWC Shareholders”	means the registered holders of CWC Shares from time to time;
“CWC Shares”	means the ordinary shares of $0.05 each in the capital of CWC from time to time;
“Dutchco”	means LGE Coral Mergerco BV;
“Effective Date”	means the date upon which either:
(i) the Scheme becomes effective in accordance with its terms; or
(ii) if Liberty Global elects, in accordance with the provisions of Clause 7.1 to implement the Transaction by means of the Offer followed by the Merger, the Unconditional Date;
“Exchange Act”	means the US Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“FCC”	means the United States Federal Communications Commission, or any bureau or division thereof acting on delegated authority;
“FCC Condition”	means the Condition set out in paragraph 2(h) of Part A of Appendix I to the Announcement;
“FCC Licences”	the Columbus FCC Licences and the CWC FCC Licences;

“FCC Regulatory Approval”	the FCC’s grant of its consent to the transfer of indirect control of the FCC Licences to Liberty Global;
“Form S-4”	has the meaning given in Clause 8.3(A);
“Law”
means any applicable statutes, common law, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority;

“Liberty Global Adverse Recommendation Change”
means:
(i) any withdrawal, modification or qualification (without CWC’s prior written consent) of the Liberty Global Recommendation; or
(ii) any failure to include the Liberty Global Recommendation in the definitive Proxy Statement when it is transmitted to Liberty Global Shareholders (including any announcement by Liberty Global that it will not include the Liberty Global Recommendation in such definitive Proxy Statement); or
(iii) any failure to convene the Liberty Global General Meeting prior to the Long Stop Date, provided that the SEC has advised Liberty Global in writing at least 45 days prior to the Long Stop Date that it has completed its review of the Proxy Statement;

“Liberty Global Class A Ordinary Shares”	the Liberty Global Class A Ordinary Shares of $0.01 each in the capital of Liberty Global from time to time;
“Liberty Global Class B Ordinary Shares”	the Liberty Global Class B Ordinary Shares of $0.01 each in the capital of Liberty Global from time to time;
“Liberty Global Class C Ordinary Shares”	the Liberty Global Class C Ordinary Shares of $0.01 each in the capital of Liberty Global from time to time;
“Liberty Global General Meeting”
the general meeting of Liberty Global Shareholders (including any adjournment thereof) to be convened in connection with the Acquisition, notice of which will be sent to the Liberty Global Shareholders in the definitive Proxy Statement;

“Liberty Global Group”	means Liberty Global, its subsidiaries and its subsidiary undertakings, in each case from time to time and “member of the Liberty Global Group” shall be construed accordingly;

“Liberty Global Ordinary Shares”	the Liberty Global Class A Ordinary Shares, Liberty Global Class B Ordinary Shares and Liberty Global Class C Ordinary Shares;
“Liberty Global Recommendation”	has the meaning given in Clause 4.1(F);
“Liberty Global Resolutions”
means the shareholder resolutions of Liberty Global necessary to enable Liberty Global to implement the Acquisition (including, without limitation, to approve the issuance of New Shares pursuant to the Scheme (or the Offer, as the context requires) and the Substantial Property Transaction);

“Liberty Global Shareholder Approval”	means the approval of the Liberty Global Resolutions by the requisite majorities of Liberty Global Shareholders required to pass such Liberty Global Resolutions;
“Liberty Global Shareholders”	means holders of Liberty Global Shares from time to time;
“Liberty Global Shares”	means the Liberty Global Ordinary Shares and the LiLAC Ordinary Shares;
“LiLAC Class A Ordinary Shares”	the LiLAC Class A Ordinary Shares of $0.01 each in the capital of Liberty Global from time to time;
“LiLAC Class B Ordinary Shares”	the LiLAC Class B Ordinary Shares of $0.01 each in the capital of Liberty Global from time to time;
“LiLAC Class C Ordinary Shares”	the LiLAC Class C Ordinary Shares of $0.01 each in the capital of Liberty Global from time to time;
“LiLAC Ordinary Shares”	the LiLAC Class A Ordinary Shares, LiLAC Class B Ordinary Shares and LiLAC Class C Ordinary Shares;
“Listing Rules”
means the “listing rules” made by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000, referred to in section 73A(2) of the same, and contained in the Financial Conduct Authority’s publication of the same name;

“Long Stop Date”
means:
 (i) 31 May 2016; or
(ii) if the FCC Condition has not been satisfied prior to the date specified in (i) above, 16 December 2016, or such later date (if any) as may be agreed by Liberty Global and CWC (with the consent of the Panel) and the approval of the Court (if such approval is required);

“Merger”
means the merger by formation of a new company under the Cross-Border Merger Regulations between Dutchco and CWC following, and as part of a two-step, integrated process that includes, the Scheme (or the Offer, as applicable), in accordance with the Plan of Reorganisation Letter;

“NASDAQ”	means the NASDAQ Global Select Market;
“New Shares”
means the new Liberty Global Class A Ordinary Shares, the new Liberty Global Class C Ordinary shares, the new LiLAC Class A Ordinary Shares and the new LiLAC Class C Ordinary Shares to be issued pursuant to the Scheme (or the Offer, as the context requires);

“Non-Recommended Switch”	has the meaning given in Clause 7.1(iii);
“Offer”
means, if Liberty Global elects to effect the Acquisition by means of a takeover offer in accordance with Clause 7.1, the offer to be made by or on behalf of Liberty Global to acquire the entire issued and to be issued ordinary share capital of CWC including any subsequent revision, variation, extension or renewal thereof;

“Offer Document”	means the offer document published by or on behalf of Liberty Global and sent to CWC Shareholders in connection with and containing the terms of any Offer, including any revised offer document;
“Panel”	means the UK Panel on Takeovers and Mergers;
“Plan of Reorganisation Letter”
means the letter dated the date hereof delivered by Liberty Global to CWC (and acknowledged by CWC) setting out the steps of the Scheme, the Merger and certain related transactions and the intention for the Scheme and the Merger to constitute a single, integrated transaction that qualifies as a reorganisation for US federal income tax purposes, which is a plan of reorganisation within the meaning of US Treasury Regulation Section 1.368-2(g);

“Prospectus”
means the prospectus to be published by Liberty Global in respect of the New Shares to be issued to CWC Shareholders pursuant to the Scheme (or the Offer, as the case may be), including any supplemental prospectus;

“Prospectus Rules”
means the “prospectus rules” made by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000, referred to in section 73A(4) of the same, and contained in the Financial Conduct Authority’s publication of the same name;

“Proxy Statement”
means the proxy statement to be issued to Liberty Global Shareholders in connection with the Acquisition and convening the Liberty Global General Meeting, prepared in accordance with Section 14(a) of the Exchange Act and Schedule 14A thereof;

“Recommended Switch”	has the meaning given in Clause 7.1(ii);
“Regulatory Conditions”	means the Conditions set out in paragraphs 2(a) to 2(h) (inclusive) of Part A of Appendix I to the Announcement;
“Regulatory Information Service”	means a regulatory information service as defined in the Listing Rules;
“Regulatory Long Stop Date”
means:
(i) 30 April 2016; or
(ii) if the FCC Condition has not been satisfied prior to the date specified in (i) above, 16 November 2016, or such later date (if any) as may be agreed by Liberty Global and CWC;

“Relevant Authority”
means any central bank, ministry, governmental, quasi-governmental (including the European Union), supranational, statutory, regulatory, arbitral or investigative body or authority (including any national or supranational antitrust or merger control authority, any sectoral ministry or regulator and any foreign investment review body), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction, including, for the avoidance of doubt, the Panel, the Financial Conduct Authority (including the UK Listing Authority) and the SEC;

“Sanction Hearing”	means the Court hearing (and any adjournment thereof) to sanction the Scheme pursuant to section 899 of the Act, at which the Scheme Order is expected to be granted;

“Scheme”
means the proposed scheme of arrangement pursuant to Part 26 of the Act between CWC and the Scheme Shareholders to implement the Acquisition, the terms of which are to be set out in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court;

“Scheme Conditions”	means those conditions referred to in paragraphs 1(a) and 1(b) of Part A of Appendix I to the Announcement;
“Scheme Document”
means the document to be despatched to (among others) the shareholders of CWC containing, inter alia, the details of the Scheme and notices convening the Court Meeting and the CWC General Meeting, including any supplementary scheme document;

“Scheme Order”	means the order of the Court sanctioning the Scheme pursuant to section 899 of the Act;
“Scheme Record Time”	means the time and date specified as such in the Scheme Document or such later time as CWC and Liberty Global may agree;
“Scheme Sanction Condition”	means the condition referred to in paragraph 1(c) of Part A of Appendix I to the Announcement;
“Scheme Shareholders”	means holders of Scheme Shares;
“Scheme Shares”
means:
(i)    any CWC Shares in issue as at the date of the Scheme Document;
(ii)    any CWC Shares issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and
(iii)    any CWC Shares issued at or after the Scheme Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme, in each case excluding (a) any CWC Shares held beneficially by any member of the Liberty Global Group; and (b) any CWC Shares held in treasury;

“Scheme Voting Record Time”
means the date and time specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined or such later time and/or date as Liberty Global and CWC may agree;

“SEC”	means the US Securities and Exchange Commission;
“Securities Act”	means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Special Dividend”	has the meaning given in the Announcement;
“Substantial Property Transaction”
means the substantial property transaction pursuant to section 190 of the Act between Liberty Global and Columbus Holding LLC, being a CWC Shareholder and a company connected (pursuant to the Act) with Liberty Global’s Chairman, arising out of the Acquisition;

“Switch”	has the meaning given in Clause 7.1;
“Transaction”
means the two-step, integrated process consisting of the Scheme followed by the Merger, or (if Liberty Global elects to implement the Acquisition by way of the Offer as set out in Clause 7.1 of this Agreement) the two-step, integrated process consisting of the Offer followed by the Merger;

“UKCo”	means the English company to be newly formed by Liberty Global for the purposes of the Merger;
“UK Listing Authority”	means the Financial Conduct Authority, acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;
“Unconditional Date”	means, if Liberty Global elects to implement the Acquisition by way of the Offer, the date on which the Offer becomes or is declared unconditional in all respects in accordance with its terms;
“US Carve-out”
means the transfer of certain licences issued by the FCC, and related business, held by entities in the CWC Group to one or more newly incorporated special purpose vehicles owned by a majority of the shareholders in CWC as at the date of such transfer, as described more fully in the Announcement;

“VAT”	means any tax imposed in compliance with Directive 2006/112/EEC and any similar tax which may be imposed in substitution for or in addition to such tax; and

“Working Hours”	has the meaning given in Clause 17.5.

1.2	In this Agreement, except where the context otherwise requires:

(A)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meanings given in the Act;

(B)	the expression “offer” shall have the meaning given in the Code and the expression “takeover offer” shall have the meaning given in section 974 of the Act;

(C)
a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(D)	references to one gender include other genders;

(E)	words in the singular shall include the plural and vice versa;

(F)
a reference to a “person” shall include a reference to an individual, an individual’s executors or administrators, a partnership, a firm, a body corporate, a company, an unincorporated association, a government, state or agency of a state, a local or municipal authority or government body, and a joint venture or association (in any case, whether or not having separate legal personality);

(G)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(H)	a reference to a Recital, Clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a recital, clause or schedule to (as the case may be) this Agreement;

(I)	references to times are to London time;

(J)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(K)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction;

(L)	references to a document in “agreed form” are to a document in the form agreed by the parties signed by or on behalf of Liberty Global for the purposes of identification;

(M)	references to “writing” shall include any modes of reproducing words in any legible form and shall include email except where otherwise expressly stated;

(N)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation” respectively;

(O)	references to “£” and “pounds sterling” are to the lawful currency of England;

(P)	references to “$” and “US Dollar” are to the lawful currency of the United States;

(Q)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(R)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(S)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time; and

(T)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.4	The Schedule forms part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedule.

2.	Publication of the Announcement and the terms of the Acquisition

2.1
The obligations of the parties under this Agreement, other than this Clause 2.1 and Clauses 14 to 28 (inclusive), shall be conditional on the release of the Announcement via a Regulatory Information Service at or before 7:30 a.m. on the date following this Agreement, or such later time and date as the parties may agree (and, where required by the Code, approved by the Panel). This Clause 2.1 and Clauses 14 to 28 (inclusive) shall take effect on and from execution of this Agreement.

2.2
The terms of the Acquisition (including a general description of the Merger) shall be as set out in the Announcement, together with such other terms as may be agreed by the parties in writing (save in the case of an improvement to the terms of the Acquisition, which will be at the absolute discretion of Liberty Global) and, where required by the Code, approved by the Panel. The terms of the Acquisition at the date of posting of the Scheme Document shall be set out in the Scheme Document. Should Liberty Global elect to implement the Acquisition by way of the Offer in accordance with Clause 7.1, the terms of the Acquisition (including a general description of the Merger) shall be set out in the Offer Document.

2.3
The parties agree that CWC Shareholders will be entitled to receive the Special Dividend on the terms set out in the Announcement and that the declaration, payment or receipt of the Special Dividend shall not affect or reduce the total number of New Shares in any way or otherwise reduce or affect the Consideration. Liberty Global undertakes to arrange financing to fund the Special Dividend and/or, at Liberty Global’s sole discretion, make cash available from other sources to CWC for the purposes of funding the Special Dividend, such that CWC is in receipt of a cash amount sufficient to settle in full the payment of the Special Dividend by no later than the date on which, in accordance with the Announcement, such Special Dividend is due to be paid to CWC Shareholders.

3.	Conditions

3.1	The obligation of Liberty Global to complete the Acquisition is subject to satisfaction or (where permitted under this Agreement) waiver of the Conditions by Liberty Global.

3.2
Liberty Global undertakes to provide its reasonable co-operation to CWC and its advisers, and to use its reasonable endeavours, to satisfy the Conditions as promptly as possible following the date of this Agreement and, in any event, by the Long Stop Date (and, in the case of the Regulatory Conditions, by the Regulatory Long Stop Date).

3.3	Liberty Global and CWC shall co-operate with each other and shall use reasonable endeavours, subject always to the provisions of Clause 3.9:

(A)
to provide each other, in a timely manner, with such information and assistance as may reasonably be required in order to allow Liberty Global, or Liberty Global and CWC jointly, or CWC (in each case as may be required) to make any filings, notifications or submissions to the Relevant Authorities as are reasonably required for the purposes of implementing the Acquisition and/or obtaining any Clearance; and

(B)
to ensure that all information reasonably required for the making of (or responding to any requests for further information consequent upon) any such filings, notifications or submissions (including draft versions) is supplied promptly, provided that the co-operation will be conducted in a manner reasonably designed to preserve applicable lawyer / client and lawyer work product privileges and to limit the exchange of any competitively sensitive information to outside counsel.

3.4
Liberty Global shall be responsible for contacting and corresponding with the Relevant Authorities in relation to the obtaining of any Clearance (including submitting and preparing all necessary filings, notifications and submissions), for which Liberty Global, alone or jointly with CWC, is required to apply, and for these purposes:

(A)
Liberty Global, or Liberty Global and CWC jointly, as may be required, will submit a filing, notification or submission (as required) to each Relevant Authority as promptly as reasonably practicable after the signing of this Agreement, and within any applicable mandatory time periods where it is necessary to do so to obtain the relevant Clearance; and

(B)
Liberty Global and CWC shall co-operate in the preparation of all such filings, notifications or submissions (as applicable) referred to in Clause 3.4(A) and in relation to the preparation of any other submissions, material correspondence or material communications to any Relevant Authority in connection with any Clearance.

3.5
CWC shall be responsible for contacting and corresponding with Relevant Authorities in relation to the Clearances for which CWC alone is required to apply and for giving required notifications to the FCC in respect of the US Carve-out, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. For these purposes, CWC will submit filings, notifications and/or submissions (as required) to each Relevant Authority as promptly as reasonably practicable after the signing of this Agreement and, in any event, in the case of notification to the FCC in respect of the US Carve-out, on the date of the Announcement. CWC shall consult with Liberty Global to the extent reasonably practicable and keep Liberty Global updated as to progress towards obtaining such Clearances and the implementation of the US Carve-out.

3.6
Liberty Global and CWC shall co-operate with each other and shall use reasonable endeavours, subject always to the provisions of Clause 3.8, to file the FCC Regulatory Approval as soon as reasonably practicable and, in any event, within ten Business Days of the Announcement. CWC will provide such details and information to Liberty Global in connection with filing the FCC Regulatory Approval as Liberty Global may reasonably request and shall do so in a timely manner following such request.

3.7	Each party shall:

(A)
provide, or procure the provision of draft copies of filings, submissions, material correspondence and material communications intended to be sent to any Relevant Authority in relation to obtaining any Clearance to the other party and its legal advisers at such a time as will allow the receiving party a reasonable opportunity to provide comments on such drafts before they are submitted, sent or made and each party shall provide the other party with copies of all filings, submissions, material correspondence and material communications in the final form submitted or sent to any Relevant Authority; and

(B)
consult with the other party to the extent reasonably practicable and have regard in good faith to comments made in a timely manner by the other party on draft copies of filings, submissions and material correspondence provided pursuant to Clause 3.7(A), provided that the requirements of this Clause 3.7 shall be subject always to the provisions of Clause 3.9.

3.8	Each party further agrees:

(A)	to keep the other party reasonably informed, in a timely manner:

(i)	of any material communication or material correspondence from any Relevant Authority in relation to obtaining any Clearance; and

(ii)	as to the progress of any filing, notification or submission made pursuant to Clauses 3.4 or 3.5;

(B)
to consider reasonable requests by the other party or its advisers to attend all meetings or material calls with any Relevant Authority or other persons or bodies (unless prohibited by the Relevant Authority, applicable Law or other person or body or where commercially sensitive information is reasonably likely to be discussed at such meetings or on such calls) relating to obtaining any Clearance or implementing the US Carve-out and requests to make oral submissions at such meetings or calls; and

(C)
where reasonably requested by the other party, and insofar as permitted by the Relevant Authority and Law, to use reasonable endeavours to make available appropriate representatives for significant meetings, hearings and substantive discussions with any Relevant Authority in connection with obtaining any Clearances, provided that the requirements of this Clause 3.8 shall be subject always to the provisions of Clause 3.9.

3.9	Nothing in this Agreement shall oblige either Liberty Global or CWC (the “disclosing party”) to disclose any information to the other:

(A)
that is personally identifiable information of a director, officer or employee of the disclosing party or any member of its Group, unless that information can reasonably be anonymised (in which case the disclosing party shall provide the relevant information on an anonymous basis);

(B)	which the disclosing party reasonably considers to be commercially sensitive;

(C)	which the disclosing party is prohibited from disclosing by Law or the terms of an existing contract; or

(D)	where such disclosure would result in the loss of privilege that subsists in relation to such information (including legal advice privilege).

3.10	Where any of the circumstances in Clause 3.9 applies, the disclosing party shall, if the parties agree it is reasonably necessary to do so, disclose the information:

(A)	on an “external counsel only” basis, or as the parties may otherwise agree; and

(B)
where disclosure in a manner contemplated by Clause 3.10(A) would reasonably be expected to have a material adverse effect on the disclosing party’s legitimate business interests, directly to a Relevant Authority (and in such circumstances, the disclosing party shall provide to the other party a non-confidential version of such information).

3.11
Each party undertakes to keep the other party informed of progress towards the satisfaction (or otherwise) of the Conditions and, if either party is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, the relevant party will, as soon as reasonably practicable, make the substance of any such matter known to the other and, so far as it is aware of the same and subject always to the provisions of Clause 3.9, provide such details and further information as the other party may reasonably request.

4.	Liberty Global General Meeting

4.1	Liberty Global undertakes to CWC:

(A)
subject to the Proxy Statement having been cleared by the SEC in accordance with Clause 8 below, to cause the Liberty Global General Meeting to be duly called and held no later than 30 clear days after the mailing of the definitive Proxy Statement to Liberty Global Shareholders;

(B)
not, without the prior written consent of CWC, to adjourn or postpone the Liberty Global General Meeting, provided that Liberty Global may, without the prior written consent of CWC (but having, to the extent reasonably practicable in the circumstances, notified CWC a reasonable period in advance), adjourn or postpone the Liberty Global General Meeting:

(i)	if, as of the time for which the Liberty Global General Meeting is originally scheduled (as set forth in the definitive Proxy Statement), there are insufficient Liberty Global Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Liberty Global General Meeting;

(ii)
if the failure to adjourn or postpone the Liberty Global General Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement;

(iii)
to allow reasonable additional time for the filing and distribution to Liberty Global Shareholders prior to the Liberty Global General Meeting of any supplemental or amended disclosure which the Liberty Global board has determined in good faith, following consultation with external legal counsel and Liberty Global’s financial adviser, is required (or would reasonably be regarded as required) by applicable Law (and/or, in the case of the Liberty Global directors, their fiduciary duties as directors under applicable Law); or

(iv)	for a reasonable period of not more than ten Business Days, to solicit additional proxies if necessary to obtain the Liberty Global Shareholder Approval;

(C)
ensure that the approval of the Liberty Global Resolutions shall be the only matters (other than: (i) matters of procedure, (ii) matters required by applicable Law and/or regulation to be voted on by the Liberty Global Shareholders in connection with the approval of the Transaction and (iii) matters whose inclusion in the Proxy Statement (or any preliminary version or draft thereof) would not reasonably be expected to materially delay the date of the Liberty Global General Meeting), without the prior written consent of CWC, that Liberty Global shall propose to be acted on by Liberty Global Shareholders at the Liberty Global General Meeting;

(D)
use reasonable endeavours to solicit from the Liberty Global Shareholders proxies in favour of the approval of the Liberty Global Resolutions in a manner consistent with Liberty Global’s approach for general meetings in the last three years;

(E)
from time to time, to keep CWC reasonably informed and updated in respect of the number of proxies received by or on behalf of Liberty Global which have voted in favour of the Liberty Global Resolutions;

(F)
subject to Clause 4.3, to confirm that the board of directors of Liberty Global shall, in the Announcement, recommend unanimously (other than in the case of Mustang, who will not vote on the recommendation) and unconditionally the approval of the Liberty Global Resolutions by the Liberty Global Shareholders (the “Liberty Global Recommendation”), include the Liberty Global Recommendation in the Proxy Statement, use reasonable endeavours to obtain the Liberty Global Shareholder Approval and otherwise comply with all legal requirements applicable to the Liberty Global General Meeting, including the requirements of Regulation 14A of the Exchange Act in respect of the solicitation of proxies therefor;

(G)
once CWC has established a record date for the CWC Meetings, not to change the record date or establish a different record date for the Liberty Global General Meeting without the prior written consent of CWC, unless required to do so by applicable Law, Liberty Global’s constitutional documents or the circumstances set out in (B) above;

(H)	subject to Clauses 4.1(A) and 4.1(B), to cause the Liberty Global General Meeting to be held promptly;

(I)
subject to the Liberty Global Resolutions being passed, to cause all New Shares to be issued to CWC Shareholders pursuant to the Scheme (or the Offer, as the case may be) to be approved for listing on NASDAQ, subject to official notice of issuance;

(J)
to procure that the New Shares to be issued to CWC Shareholders pursuant to the Scheme (or the Offer, as the case may be) shall be credited as fully paid and rank pari passu with all other Liberty Global Shares of the relevant class issued and outstanding, save to the extent expressly provided otherwise in the Announcement or as otherwise agreed between the parties;

(K)
provided the Acquisition is being implemented by way of Scheme, to cause all New Shares issued to CWC Shareholders upon the Scheme becoming effective to be issued in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 3(a)(10) of the Securities Act, and in reliance on exemptions from registration or qualification under all relevant state “blue sky” or securities laws; and

(L)	to permit representatives of CWC and its financial and legal advisers to attend the Liberty Global General Meeting.

4.2	Except as permitted by Clause 4.3, Liberty Global shall not make a Liberty Global Adverse Recommendation Change.

4.3
Notwithstanding Clause 4.2, at any time prior to the Liberty Global Shareholder Approval, the board of Liberty Global may make a Liberty Global Adverse Recommendation Change if the members of the board of Liberty Global determine in good faith, following consultation with external legal counsel and Liberty Global’s financial adviser, that the failure to take such action would breach, or reasonably be regarded as breaching, their fiduciary duties as directors under applicable Law. To the extent permitted by applicable Law:

(A)	Liberty Global will notify CWC of any proposed Liberty Global Adverse Recommendation Change, provided that such notice shall not be required to be given:

(i)
prior to the notice of any meeting of the Liberty Global board to consider, or resolution of the Liberty Global board in respect of, such proposed Liberty Global Adverse Recommendation Change having been given or circulated (as applicable); or

(ii)	more than five Business Days prior to the date on which such meeting or resolution is due to be held or passed (as applicable); and

(B)
CWC shall keep any such notification strictly confidential and shall only disclose the existence of such notification to its professional advisers engaged in respect of the Transaction on a strictly need-to-know basis.

5.	Scheme Document
Where the Transaction is implemented by way of the Scheme and the Merger, Liberty Global:

(A)
agrees to provide promptly to CWC all such information about itself, its directors and the Liberty Global Group (including any information required under applicable Law or the Code regarding the intentions of Liberty Global) as CWC may reasonably require for inclusion in the Scheme Document and to provide promptly such other assistance as CWC may reasonably require for the preparation of the Scheme Document (in each case having regard, without limitation, to the requirements of applicable Law and/or the Code) and any other document required by applicable Law and/or the Code, including procuring that reasonable assistance is provided by Liberty Global’s relevant professional advisers; and

(B)
shall procure that its directors accept responsibility for all of the information in the Scheme Document relating to themselves (and members of their immediate families, related trusts and persons connected with them), the Liberty Global Group, the financing of the Transaction, any statements of the opinion, belief, intention or expectation of Liberty Global or the directors of Liberty Global in relation to the Transaction or the enlarged Liberty Global Group following the completion of the Transaction and any other information in the Scheme Document for which a bidder is required to accept responsibility under the Code.

6.	Implementation of the Scheme

6.1
Where the Transaction is being implemented by way of the Scheme and the Merger, Liberty Global undertakes that on or before the Regulatory Long Stop Date, it shall deliver a notice in writing to CWC either:

(A)	confirming the satisfaction or waiver of all Conditions (other than the Scheme Sanction Condition); or

(B)
confirming its intention to invoke one or more of the Conditions (if permitted by the Panel) and providing reasonable details of the event which has occurred, or circumstances which have arisen, which Liberty Global considers entitles it to invoke such Conditions, and, in circumstances where Liberty Global confirms the satisfaction or waiver of all Conditions (other than the Scheme Sanction Condition), Liberty Global agrees that CWC shall be permitted to take the necessary steps to procure that the Sanction Hearing is duly held as soon as reasonably practicable thereafter.

6.2
If the Transaction is being implemented by way of the Scheme followed by the Merger, Liberty Global shall instruct counsel to appear on its behalf at the Sanction Hearing and undertake to the Court to be bound by the terms of the Scheme in so far as it relates to Liberty Global to the extent that all the Conditions have been satisfied or waived prior to or on the date of the Sanction Hearing.

7.	Switching to an Offer

7.1
The parties intend to implement the Transaction by way of the Scheme and the Merger. However, Liberty Global shall be entitled, subject to the consent of the Panel, to implement the Transaction by way of the Offer and the Merger rather than the Scheme and the Merger (such election being a “Switch”) if:

(A)	CWC provides its prior written consent;

(B)
a third party announces a firm intention to make an offer (whether or not subject to the satisfaction or waiver of any pre-conditions) for all or part of the issued and to be issued share capital of CWC; or

(C)	the board of directors of CWC withdraws or modifies its Board Recommendation, and for the purposes of this Agreement, a Switch in circumstances where:

(i)	Clause 7.1(A) applies but neither Clause 7.1(B) nor 7.1(C) applies shall be an “Agreed Switch”;

(ii)	Clause 7.1(B) applies but Clause 7.1(C) does not apply shall be a “Recommended Switch”; and

(iii)	Clause 7.1(C) applies shall be a “Non-Recommended Switch”.

7.2	The Acceptance Condition shall:

(A)	in the event of an Agreed Switch, be set at such percentage in nominal value and of the voting rights of the CWC Shares to which the Offer relates as the parties may agree (after, to the extent necessary, consultation with the Panel, but being in any case more than 50 per cent.); and

(B)
in the event of a Recommended Switch or a Non-Recommended Switch, be set at 90 per cent. (or such lesser percentage as Liberty Global may elect after, to the extent necessary, consultation with the Panel, being in any case more than 50 per cent.) in nominal value and of the voting rights of the CWC Shares to which the Offer relates.

7.3	In the event of either an Agreed Switch or a Recommended Switch:

(A)
Liberty Global shall not take any action which would cause the Offer not to proceed, to lapse or to be withdrawn, in each case for non-fulfilment of the Acceptance Condition, prior to the 20th Business Day after publication of the Offer Document, and Liberty Global shall ensure that the Offer remains open for acceptances until such time;

(B)	without prejudice to the provisions of Clause 7.3(A), the parties shall agree the date by which the Acceptance Condition must be satisfied;

(C)
Liberty Global shall ensure that the Offer is made on the same terms as those set out in the Announcement, subject to replacing the Scheme Conditions with the Acceptance Condition and to the inclusion of a condition that the Form S-4 has been declared effective by the SEC and any other modification or amendment to such terms and conditions as agreed between the parties and the Panel or which is necessary as a result of the Agreed Switch or Recommended Switch;

(D)
Liberty Global shall prepare the Offer Document and the Form S-4 and shall consult reasonably with CWC in relation thereto. Liberty Global agrees to allow CWC reasonably opportunity to consider the draft Offer Document for review and comments and, to consider comments reasonably and promptly proposed by CWC in good faith;

(E)	the parties agree that all provisions of this Agreement relating to the Scheme and its implementation shall apply to the Offer mutatis mutandis; and

(F)
Liberty Global shall keep CWC informed, on a confidential and reasonably frequent basis following a written request from CWC, of the number of holders of CWC Shares that have validly returned their acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms, the identity of such shareholders and the number of CWC Shares to which such forms relate.

8.	Preparation of Proxy Statement and Prospectus and Compliance with the Exchange Act

8.1	Liberty Global undertakes to CWC to:

(A)	promptly and no later than 30 days following release of the Announcement, prepare and cause to be filed with the SEC a preliminary Proxy Statement;

(B)
use its reasonable endeavours to have the SEC clear the Proxy Statement promptly and in any event within 90 days of the date of release of the Announcement and, in furtherance thereof, Liberty Global shall promptly respond to all comments of the SEC staff received on the preliminary Proxy Statement and any amendments thereto, shall resolve the same promptly and shall file any necessary amendments to Schedule 14A promptly;

(C)
provide CWC and its legal advisers with a reasonable opportunity to review and comment on drafts of the Proxy Statement (including amendments and supplements thereto), prior to filing such document with the SEC. Liberty Global shall in good faith consider all comments reasonably and promptly proposed by CWC and/or its legal advisers regarding the Proxy Statement;

(D)
promptly notify CWC (and/or its legal advisers) of, and provide copies of, any material correspondence or material communications sent to or received from the SEC in relation to the Proxy Statement; and

(E)
promptly following the date the SEC has advised Liberty Global in writing that it has completed its review of the Proxy Statement, mail the definitive Proxy Statement to Liberty Global Shareholders and use its reasonable endeavours to procure that such mailing is effected within five Business Days following the date the SEC has advised Liberty Global in writing that it has completed its review of the Proxy Statement.

8.2	Liberty Global undertakes to CWC to:

(A)
provide, or procure the provision of, draft copies of the Prospectus to CWC and its legal advisers at such time as will allow CWC and its legal advisers reasonable notice of and reasonable opportunity to review and comment on the draft Prospectus, and Liberty Global and its advisers shall in good faith consider all comments reasonably and promptly proposed by CWC and/or its legal advisers before such drafts are submitted or sent to the UK Listing Authority or any other Relevant Authority;

(B)
promptly notify CWC and/or its legal advisers of, and provide copies of, any material correspondence or material communications sent to or received from the UK Listing Authority or any other Relevant Authority in relation to the Prospectus;

(C)
promptly respond to all comments received from the UK Listing Authority on any draft of the Prospectus and submit further drafts of the Prospectus to the UK Listing Authority as promptly as reasonably practicable thereafter in compliance with the Prospectus Rules;

(D)
use its reasonable endeavours to have the UK Listing Authority approve the Prospectus promptly and in any event by 14 March 2016 or such other date as the Liberty Global and CWC may agree in writing; and

(E )
submit the Prospectus to the UK Listing Authority or any other Relevant Authority as required for final approval and, if such approval is received, publish the Prospectus promptly following the date of such approval and in any event in accordance with the requirements of the Prospectus Rules.

8.3	In the event of an Agreed Switch or a Recommended Switch, Liberty Global undertakes to CWC to:

(A)
as promptly as reasonably practicable, prepare and cause to be filed with the SEC a registration statement on Form S-4 in respect of the New Shares to be issued in connection with the Acquisition (the “Form S-4”);

(B)	provide CWC and its advisers with:

(i)
a reasonable opportunity to review and comment on drafts of the Form S-4 (including amendments and supplements thereto), prior to filing of the Form S-4 and any such amendments or supplements with the SEC; and

(ii)	copies of all such filings;

(C)	in good faith consider all comments reasonably and promptly proposed by CWC or its legal advisers regarding the Form S-4;

(D)	provide CWC and its legal advisers with copies of any material correspondence or details of material communications sent to or received from the SEC in relation to the Form S-4;

(E)
use reasonable endeavours to have the Form S-4 declared effective under the Securities Act as soon as reasonably practicable after filing, keep the Form S-4 effective as long as is necessary to consummate the Acquisition and take all actions reasonably required under state securities or “blue sky” laws to permit the issuance of the New Shares;

(F)
advise CWC promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the New Shares issuable in connection with the Acquisition for offering or sale in any jurisdiction, or any request by the SEC for any amendment of the Form S-4; and

(G)	comply with the requirements of Regulation 14E under the Exchange Act in respect of the Offer.

8.4
If, at any time prior to the Effective Date, any information relating to any of the parties, or their respective affiliates, officers or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to the Proxy Statement, the Prospectus or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, the UK Listing Authority or other Relevant Authority (as applicable) and, to the extent required by Law, disseminated to Liberty Global Shareholders and CWC Shareholders.

9.	Employee-related matters

9.1	The parties agree that the provisions of the Schedule (Employee-related Matters) with respect to certain employee-related matters shall be implemented in accordance with that Schedule.

9.2
The parties agree that if the Transaction is implemented by way of the Scheme and the Merger, the timetable for its implementation shall be fixed so as to enable options and awards under the relevant CWC Share Plans which provide for exercise and/or vesting upon the sanction of the Scheme by the Court to be exercised or vest in sufficient time to enable the resulting CWC Shares to be bound by the Scheme and to receive the Special Dividend on the same terms as Scheme Shares.

9.3
CWC and Liberty Global agree to co-operate in relation to Liberty Global’s plans in relation to, and communications with, the participants of CWC Share Plans in accordance with the Schedule (Employee-related Matters) and CWC agrees to promptly provide such details to Liberty Global in connection with such plans and communications as Liberty Global may reasonably request.

10.	Directors’ and officers’ insurance

10.1
With effect from the Effective Date, Liberty Global shall procure the provision of directors’ and officers’ liability insurance cover for both current and former directors and officers of the CWC Group, to the fullest extent permitted by Law, including directors and officers who retire or whose employment is terminated (directly or indirectly) after the Effective Date, for acts and omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such insurance cover shall be provided by way of a run-off policy with reputable insurers and provide cover, in terms of amount and breadth, that is substantially equivalent to that provided under, and at the cost set out in, the CWC Group’s directors’ and officers’ liability insurance policy as at the date of this Agreement.

10.2
Each of the directors and officers of the CWC Group to which Clause 10.1 applies will have the right, pursuant to the Contracts (Rights of Third Parties) Act 1999, to enforce his or her rights against Liberty Global under Clause 10.1.

11.	Break Payment

11.1
By way of compensation for any loss suffered by CWC in connection with the preparation and negotiation of the Acquisition, this Agreement and any other document relating to the Acquisition, Liberty Global shall pay, or shall procure the payment by a member of the Liberty Global Group of, the Break Payment to CWC in the event that, following the publication of the Announcement in accordance with Clause 2.1, on or prior to the Long Stop Date, Liberty Global makes a Liberty Global Adverse Recommendation Change and either party exercises its right to terminate this Agreement pursuant to Clause 15.1(C).

11.2	No Break Payment shall be payable if:

(A)	at the time the Liberty Global Adverse Recommendation Change occurs, this Agreement has been terminated pursuant to Clause 15.1(A), 15.1(B) or 15.1(D);

(B)	the Liberty Global Adverse Recommendation Change has been caused by CWC's breach of its obligations under this Agreement; or

(C)	at the time the Liberty Global Adverse Recommendation Change is made, Liberty Global has already effected a Non-Recommended Switch.

11.3
Subject to Clause 11.5, Liberty Global shall pay, or procure the payment of, the Break Payment to CWC within 10 Business Days of the occurrence of the Liberty Global Adverse Recommendation Change. Payment shall be made in cash in immediately available funds (without any deduction or withholding, save as required by applicable Law and without regard to any lien, right of set-off, counterclaim or otherwise) to such bank account as may be notified in writing to Liberty Global by CWC for such purpose.

11.4
The parties acknowledge and agree that, at the date of this Agreement, it is not possible to ascertain the amount of the overall loss that CWC would incur as a result of a Liberty Global Adverse Recommendation Change and that the Break Payment represents a genuine pre-estimate by the parties of the quantum of the overall loss that CWC would incur as the result of a Liberty Global Adverse Recommendation Change.

11.5
The parties anticipate, and shall take the position and use all reasonable endeavours to ensure that it is accepted for the relevant tax purposes, that the Break Payment is outside the scope of VAT and is not treated for VAT purposes as consideration for a taxable supply. If, however, the Break Payment is treated by any tax authority in whole or in part as the consideration for a taxable supply: (i) CWC shall provide Liberty Global with a valid VAT invoice in respect of that supply; and (ii) if CWC (or the representative member of CWC’s VAT group) is liable to account for VAT in respect of that supply, Liberty Global shall pay CWC an amount equal to such VAT. Any such additional amount in respect of VAT shall be paid no later than the date falling 10 days before the date on which CWC (or the representative member of CWC’s VAT group) is liable to account for such VAT

(the “Due Date”) or, if later, the date falling 5 days after CWC has notified Liberty Global in writing of the Due Date.

11.6
In the event that the Break Payment is paid in accordance with this Clause 11 and this Agreement terminates in accordance with Clause 15.1(C), except with respect to fraud, CWC's right to receive the Break Payment (plus any additional amount in respect of VAT under Clause 11.5) shall be the sole and exclusive remedy of CWC against Liberty Global for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated by this Agreement. In no event shall Liberty Global be required to pay the Break Payment more than once or pay more than one Break Payment.

12.	Liberty Global reimbursement obligations

12.1
CWC may, in its sole and absolute discretion, agree to assist with a request from Liberty Global in relation to any or all of the actions described in 12.1(A) to 12.1(D) (inclusive) below. Liberty Global hereby undertakes to pay or reimburse CWC promptly (but no more than once per calendar month) upon request by CWC, the amount of all substantiated out-of-pocket costs, expenses, fees (including all external legal and advisers’ fees and expenses), charges and payments reasonably and properly incurred and paid by the CWC Group in connection with any such actions:

(A)
any change of control consent solicitation and/or amendment process in relation to the $750,000,000 6.875% senior unsecured notes due 2022 issued by Sable International Finance Limited (and notwithstanding the terms of any Solicitation Agent Agreement or equivalent agreement or arrangement between, among others, Liberty Global and CWC). For the avoidance of doubt, Liberty Global and CWC agree that any and all consent fees in relation to any such process shall be paid directly by Liberty Global;

(B)
the preparation of any offering memorandum, prospectus, circular or other offering document in relation to any financing transaction contemplated by this Clause 12.1 or any debt capital markets issuance by any member of the Liberty Global Group made in connection with the Acquisition;

(C)
with respect to any term loan financing transaction proposed by Liberty Global and undertaken by the CWC Group in connection with the funding of the Special Dividend, the optional redemption of 100% of the outstanding aggregate principal amount of the $400,000,000 8.75% senior secured notes due 2020 issued by Sable International Finance Limited and/or other amounts to be paid in connection with the Acquisition, including, but not limited to, any underwriting or arrangement fees, any “OID” (original issue discount) and any “ticking” fees payable with respect to such financing, but excluding any prepayment premium payable in respect of such redemption, and excluding any interest costs payable with respect to such financing; and/or

(D)
any refinancing transaction proposed by Liberty Global and undertaken by the CWC Group in relation to the $570,000,000 revolving credit facility of Sable International Finance Limited dated 31 December 2014, including, but not limited to, any underwriting, arrangement or letter of credit fees and any OID payable with respect to such refinancing, but excluding any interest costs and any undrawn commitment fees or other similar on-going fees with respect to such financing.

12.2
To the extent CWC co-operates with Liberty Global in preparing for, structuring and/or implementing the Merger, Liberty Global hereby undertakes to pay or reimburse CWC, promptly upon request by CWC, the amount of all substantiated out-of-pocket costs, expenses, fees (including all external legal and advisers’ fees and expenses), charges and payments reasonably and properly incurred, paid or payable by the CWC Group in connection with any such co-operation.

13.	Conduct of Business

13.1
Subject to Clause 13.2 and except (i) as expressly contemplated by this Agreement; (ii) as consented to in writing by CWC; or (iii) as required by applicable Law, from the date hereof until the Effective Date, Liberty Global shall not (and shall procure that none of its subsidiary undertakings from time to time shall):

(A)
authorise, declare or pay any dividend or other distribution, or (subject to Clause 13.2(D)) undertake any form of return of capital, with respect to the Liberty Global Shares (whether in cash or assets, shares, stock or other securities) where such dividend, distribution or return of capital would reasonably be expected to have a material and adverse impact on the value of the New Shares;

(B)
undertake any bonus issue of its shares or any securities convertible into or exchangeable for any shares where the terms of such issuance would reasonably be expected to have a material and adverse impact on the value of the New Shares;

(C)	consolidate, sub-divide or reclassify any of its shares in any manner that would have a material and adverse impact on the value of, or rights attaching to, the New Shares;

(D)
undertake any other form of capital reorganisation not otherwise referred to in this Clause 13.1 which would reasonably be expected to have a material and adverse impact on the value of the New Shares;

(E)	amend its constitutional documents in any manner that would have a material and adverse impact on the value of, or rights attaching to, the New Shares;

(F)	de-list its Liberty Global Class A Ordinary Shares, Liberty Global Class C Ordinary Shares, LiLAC Class A Ordinary Shares or LiLAC Class C Ordinary Shares from NASDAQ (subject to Clause 13.2(C)); or

(G)	agree, resolve or commit to do any of the foregoing.

13.2	Notwithstanding Clause 13.1, Liberty Global may:

(A)
grant any options or awards in respect of Liberty Global Shares or sell Liberty Global Shares to directors, officers and employees, in accordance with Liberty Global’s employee incentive plans at the relevant time;

(B)	allot and issue any Liberty Global Shares to the extent necessary to satisfy any such options or awards vesting or due to be settled;

(C)
redesignate or otherwise convert any LiLAC Ordinary Shares, and consolidate, redesignate and/or subdivide any Liberty Global Shares, or capitalise any of Liberty Global’s reserves, to achieve such redesignation or conversion of LiLAC Ordinary Shares, as permitted in Liberty Global’s articles of association, provided that the Consideration is adjusted accordingly, following reasonable consultation with CWC and provided further that the Consideration so adjusted is approved by the Panel;

(D)
repurchase, redeem or otherwise acquire or cancel any of its shares or any rights, warrants or options to acquire such shares, including in accordance with any buyback programme operated by Liberty Global; and

(E)	do anything reasonably necessary for the purposes of implementing the Transaction.

14.	Code and Listing Rules

14.1
Nothing in this Agreement shall in any way limit the parties’ obligations under the Code, and any uncontested rulings of the Panel as to the application of the Code in conflict with the terms of this Agreement shall take precedence over such terms.

14.2	Nothing in this Agreement shall oblige:

(A)	CWC to take any action which the Panel determines would not be permitted by Rule 21.2 of the Code; or

(B)	CWC or the directors of CWC to recommend an Offer or a Scheme proposed by Liberty Global or any member of the Liberty Global Group.

14.3	Without prejudice to the warranties given by the parties pursuant to Clause 16, nothing in this Agreement shall be taken to restrict the directors of any member of the CWC Group or the Liberty Global Group from complying with all applicable Law, orders of court or regulations, including the Code, the Listing Rules and the rules and regulations of the Panel, the UK Listing Authority, the SEC and NASDAQ.

15.	Termination

15.1
Subject to Clauses 15.2 and 15.3, this Agreement may be terminated with immediate effect and all rights and obligations of the parties under the Agreement shall cease forthwith if one or more of the following occurs:

(A)	if termination is agreed in writing between the parties;

(B)	upon service of written notice by Liberty Global on CWC, if:

(i)
the Scheme Document (or Offer Document, as the case may be) does not include a unanimous and unconditional recommendation from the board of Directors of CWC of the Scheme (or the Offer, as the case may be);

(ii)	the Board Recommendation is no longer unconditional or unanimous or is withdrawn, qualified or modified at any time; or

(iii)
a third party announces a firm intention to make an offer for CWC which is recommended by the board of directors of CWC or which completes, becomes effective or is declared or becomes unconditional in all respects;

(C)	upon service of written notice by either party on the other party, if Liberty Global makes a Liberty Global Adverse Recommendation Change;

(D)
if the Acquisition (whether implemented by way of the Scheme or the Offer) lapses, terminates or is withdrawn in accordance with its terms and, where required, with the permission of the Panel (other than where such lapse or withdrawal is as a result of the exercise of Liberty Global’s right to effect a Switch); or

(E)	if the Effective Date or Unconditional Date (as the case may be) has not occurred by the Long Stop Date.

15.2
Termination of this Agreement shall be without prejudice to the rights of any of the parties which have arisen at or prior to termination. For the avoidance of doubt, if this Agreement is terminated pursuant to Clause 15.1, Liberty Global will remain obliged to pay the Break Payment to the extent that it had become payable at or prior to any such termination (subject to the provisions of this Agreement then in force) on the occurrence of the Liberty Global Adverse Recommendation Change (together with any additional amount in respect of VAT under Clause 11.5).

15.3
The whole of this Clause 15, Clause 10 (so long as this Agreement is not terminated prior to the Effective Date or Unconditional Date, as applicable) and Clauses 17 to 28 (inclusive), shall survive termination of this Agreement.

16.	Warranties

16.1	Liberty Global warrants to CWC that, following and conditional upon the Effective Date (or the Unconditional Date, as applicable):

(A)	Liberty Global intends to, and will use reasonable endeavours to, effect the Merger;

(B)	each of Dutchco and UKCo will be classified as disregarded entities for US federal income tax purposes; and

(C)	Liberty Global will report the Scheme (or the Offer, as the case may be) and the Merger as a single, integrated transaction that qualifies as a reorganisation for US federal income tax purposes.

16.2	On the date of this Agreement each party warrants to the other party that:

(A)	it has the requisite power and authority to enter into and perform its obligations under this Agreement;

(B)	this Agreement constitutes its binding obligations in accordance with its terms; and

(C)	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(i)	result in any breach of any provision of its constitutional documents;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	result in a breach of any order, judgment, or decree of any court or governmental agency to which it is a party or by which it is bound.

17.	Notices

17.1	A notice under this Agreement shall only be effective if it is in writing.

17.2
Notices under this Agreement shall be sent to a party by hand delivery or reputable international courier or by facsimile or email at its physical address, facsimile number or email address respectively, and shall be marked for the attention of the individual(s) set out below:

(A)	Liberty Global:

Attention:	Jeremy Evans and Andrea Salvato

Physical address:	Liberty Global plc
Griffin House
161 Hammersmith Road
London W6 8BS
United Kingdom

Fax number:	As may be notified by Liberty Global to CWC from time to time.

Email address:	As may be notified by Liberty Global to CWC from time to time.
with a copy to:

Attention:        Jeremy Kutner, Laurence Levy and Robert Katz
Physical address:    Shearman & Sterling (London) LLP
9 Appold Street
London EC2A 2AP
United Kingdom
Fax number:        +44 (0)20 7655 5500

Email address:	jeremy.kutner@shearman.com
laurence.levy@shearman.com
robert.katz@shearman.com

(B)	CWC:

Attention:	Belinda Bradberry (Group General Counsel) and Clare Underwood (Company Secretary)

Physical address:	Cable & Wireless Communications Plc
2nd Floor
62-65 Chandos Place
London WC2N 4HG

Fax number:        +44 (0)20 7240 1450

Email address:	belinda.bradberry@cwc.com clare.underwood@cwc.com
with a copy to:
Attention:        Andrew Jolly
Physical address:    Slaughter and May
One Bunhill Row
London EC1Y 8YY
United Kingdom
Fax number:        +44 (0)20 7090 5000

Email address:	andrew.jolly@slaughterandmay.com

17.3
A party may change its notice details on giving notice to the other party of the change in accordance with Clauses 17.1 and 17.2. That notice shall only be effective on the date falling one Business Day after the notification has been received or such later date as may be specified in the notice.

17.4	Subject to Clause 17.5, any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:

(A)	if delivered by hand, on delivery;

(B)	if sent by reputable international courier, on signature of a delivery receipt;

(C)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the notice; or

(D)	if sent by email, when sent.

17.5
Any notice given under this Agreement outside the period between 9:00 a.m. and 5:00 p.m. (in the place to which that notice is addressed) on a Business Day (“Working Hours”) shall be deemed not to have been given until the start of the next period of Working Hours.

17.6
Each party shall, where it sends a notice by facsimile or email to another party, within two Business Days send a hard copy of the relevant notice via hand delivery or reputable international courier to the physical address of that other party. Any failure to comply with this Clause 17.6 will not invalidate the original notice.

18.	Remedies and waivers

18.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

18.2
The single or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.4
Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by any party of the provisions of this Agreement and any party shall be entitled to seek the remedies of injunction, specific performance and other equitable remedies, for any threatened or actual breach of any such provision of this Agreement by any party and no proof or special damages shall be necessary for the enforcement by any party of the rights under this Agreement.

19.	Variation
No variation of this Agreement shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the parties.

20.	Invalidity
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement, and, if such provision would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

21.	Entire agreement

21.1
Save for the non-disclosure agreement between CWC and Liberty Global dated 18 August 2015 and the Clean Team Agreement (each of which remains in force as at the date of this Agreement), this Agreement constitutes the whole and only agreement between the parties relating to the Transaction and supersedes any previous agreement whether written or oral between the parties in relation to the Transaction.

21.2	Except in the case of fraud, each party acknowledges that it is not relying upon any pre-contractual statement that is not set out in this Agreement.

21.3
No party shall have any right of action against the other parties arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement or in the case of fraud.

21.4
For the purposes of this Clause 21, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement, made or given by any person at any time before the date of this Agreement.

22.	Language
Each notice or other communication under or in connection with this Agreement shall be in English.

23.	Contracts (Rights of Third Parties) Act 1999

23.1
Save as set out in Clause 10.2, the parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

23.2	Notwithstanding Clause 10.2, the rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

24.	Assignment
No party shall be entitled to assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement (or any part of it) or sub-contract in any manner whatsoever its performance under this Agreement without the prior written consent of the other parties.

25.	Costs and expenses
Each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any matter contemplated by it (including the costs of preparation and/or submission of any filings and/or notifications).

26.	Further assurance
Each party shall use reasonable endeavours to do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement, and procure the doing of all such acts by any relevant third party.

27.	Counterparts

27.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

27.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

27.3
Delivery of an executed counterpart signature page of this Agreement by email (pdf) or facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page on the final text of this Agreement, such counterpart signature page shall take effect with such final text as a complete authorised counterpart.

28.	Governing law and jurisdiction

28.1
This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

28.2
The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY AUTHORIZED SIGNATORY (Name) AUTHORIZED SIGNATORY (Name) acting for and on behalf of LIBERTY GLOBAL PLC	) ) ) ) ) ) ) ) ) )	……………………………………….. ………………………………………..

Signature page to Co-operation Agreement]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above:

EXECUTED BY AUTHORIZED SIGNATORY (Name) acting for and on behalf of CABLE & WIRELESS COMMUNICATIONS PLC	) ) ) ) ) )	………………………………………….

[Signature page to Co-operation Agreement]

SCHEDULE
Employee-related Matters

1.	Outstanding Awards
CWC confirms that the following options and awards are outstanding under the CWC Share Plans as at 23 October 2015:

(A)	awards over 47,437,120 CWC Shares under the 2011 Performance Share Plan;

(B)	awards over 13,334,377 CWC Shares under the Restricted Share Plan 2010;

(C)	awards over 866,642 CWC Shares under the 2011 Deferred Bonus Plan;

(D)	options over 37,533,231 CWC Shares under the Columbus Scheme;

(E)	awards over 354,393 CWC Shares under the All-Employee Share Purchase Plan, and that: (i) there have been no options or awards issued after 23 October 2015 and (ii) as at the date of this Agreement, there are no other outstanding options or equity compensation awards under the CWC Share Plans or any other equity incentive arrangement.

2.	Committee Meeting

(A)
Liberty Global acknowledges that it has received a copy of the information submitted to the Takeover Panel on 10 November 2015 which summarised the meetings of the remuneration committee of the board of Directors of CWC (the “Committee”) held on 14 September 2015, 23 October 2015 and 2 November 2015 at which certain decisions were taken in relation to the CWC Share Plans (the “Committee Meetings”).

(B)	CWC confirms that neither it, the board of directors of CWC, the Committee, any other committee of the board of directors of CWC, nor any other member of the CWC Group:

(i)	has taken any decision or action or exercised any discretion in relation to the CWC Share Plans subsequent to the Committee Meetings; and

(ii)
will issue any additional CWC Shares or make any further awards pursuant to the CWC Share Plans after the date of this Agreement other than the awards under the 2011 Performance Share Plan determined at the Committee Meetings (such awards being subject to a maximum number of 773,000 CWC Shares) and awards granted under the 2011 Performance Share Plan and the 2011 Deferred Bonus Plan over such number of CWC Shares as the Committee determines to be appropriate in the ordinary course of business on or after 1 May 2016 (provided that (i) the number of shares over which such awards are to be granted shall not have a market value at the date of grant in excess of £12,000,000; (ii) the number of shares in issue on a fully diluted basis following such issue shall not greater be than 4,438,594,233; and (iii) such awards shall not be granted to the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Technology Officer, Company Secretary and Deputy Company Secretary of CWC.

3.	2011 Performance Share Plan
At the Committee Meetings the Committee determined that, subject to satisfaction of applicable performance conditions, all outstanding awards under the 2011 Performance Share Plan will vest as a result of the Acquisition on the date the Scheme is sanctioned by the court.

4.	Restricted Share Plan 2010
The number of awards under the Restricted Share Plan as set out in paragraph 1(B) of this Schedule will vest in full upon the date the Scheme is sanctioned by the court.

5.	2011 Deferred Bonus Plan
The number of awards under the 2011 Deferred Bonus Plan as set out in paragraph 1(C) and, if applicable, 2(B) of this Schedule will vest in full upon the date the Scheme is sanctioned by the court.

6.	Columbus Equity Incentive Plan
All options under the Columbus Equity Incentive Plan (being the number as set out in paragraph 1(D) of this Schedule) have already vested and therefore are exercisable.

7.	All-Employee Share Purchase Plan
Participants in the All-Employee Share Purchase Plan will, in accordance with the trust deed and rules of the All-Employee Share Purchase Plan and applicable legislation, be entitled to participate in the Scheme on the same terms as other CWC Shareholders.

8.	The Trust

(A)
CWC agrees to recommend to the Trustee that the Trustee will, in priority to the issue of CWC Shares, use the CWC Shares currently comprised in the Trust to satisfy the vesting and/or exercise of options and/or awards under any of the CWC Share Plans which occur following the date of this agreement.

(B)
CWC agrees to recommend to the Trustee that the Trustee will, subject to paragraph 8(A) above, in priority to the issue of CWC Shares use any cash held in the Trust to subscribe for new shares or to acquire existing CWC shares in the market to satisfy awards under any of the CWC Share Plans (to the extent permitted by any such plan). In the event that the Trustee of the Trust does not agree to such a request, any cash shall remain in the Trust.

9.	General

(A)
CWC agrees that it will not (and it will ensure that neither the board of directors of CWC, the Committee, any other committee of the board of directors of CWC, nor any other member of the CWC Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of the CWC Share Plans or any other equity incentive arrangement, in each case except with the prior written consent of Liberty Global.

(B)
Liberty Global agrees that CWC, the board of directors of CWC, the Committee or any other committee of the board of directors of CWC may exercise any discretion or take any action under or pursuant to the existing terms of the CWC Share Plans or any other equity incentive arrangement, provided that such exercise of discretion or action shall not be contrary to the terms of this Schedule.

(C)
If the Acquisition is effected by way of the Scheme, Liberty Global agrees that CWC may amend its articles of association so that any shares issued after the Scheme Record Time to participants in the CWC Share Plans will be compulsorily acquired by Liberty Global on the same terms as the Scheme immediately after their issue and, if applicable, transfer to a spouse or other nominee by the participant.

(D)	Liberty Global and CWC agree to consult with each other with a view to developing appropriate employee incentive schemes to replace the CWC Share Plans after the Effective Date.